EXHIBIT 99.1
News Release

Pioneer Natural Resources Company Board of Directors Appoints Three New Board Members

DALLAS--(BUSINESS WIRE)--Jul. 24, 2013-- Pioneer Natural Resources Company (NYSE:PXD) today announced that Dr. Larry R. Grillot, Stacy P. Methvin and Phoebe A. Wood have been appointed to its Board of Directors, effective immediately. Dr. Grillot and Ms. Methvin will serve as independent directors under the board’s appointment for initial terms that expire at Pioneer’s annual meeting of stockholders in 2014 and Ms. Wood will serve as an independent director under the board’s appointment for an initial term that expires at Pioneer’s annual meeting of stockholders in 2015.

Dr. Grillot is a geophysicist who worked for Phillips Petroleum Company for 30 years from 1973 to 2003 in a variety of technical and managerial positions in exploration and production. His work included extensive international travel in addition to permanent assignments in Canada and Europe in successively more responsible roles. These included Manager of E&P Technology and Services, Upstream Technology and Project Development, Manager of International Exploration, President and Region Manager for Phillips Petroleum Canada Limited and Manager of E&P Planning. Dr. Grillot is currently dean of the Mewbourne College of Earth and Energy at the University of Oklahoma, a position he has held since 2006. He also is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Society of Petroleum Engineers. He earned his Bachelor of Science degree in physics from Mississippi State University and his master’s and doctoral degrees in geological sciences from Brown University.

Ms. Methvin worked for Shell Oil Company in various operational and management roles in the upstream, downstream and chemical businesses for 33 years from 1979 to 2012. These roles included President, Shell Louisiana E&P Company, President, Shell Deer Park Refining Company, President Shell Pipeline Company LP, President, Shell Chemical LP, Vice President, Strategy and Portfolio for the downstream business, Vice President, Global Distribution and Vice President Refining Margin Optimization. She also serves on three nonprofit boards – the Houston Zoo, Chair of the San Jacinto Girl Scout Council and a trustee for the Springside Chestnut Hill Academy in Philadelphia. She has been an appointee on the Louisiana Governor’s Commission for Coastal Restoration and Protection since 2003. Ms. Methvin earned her Bachelor of Arts degree in Geological and Geophysical Sciences from Princeton University.

Ms. Wood was employed by ARCO for 24 years from 1976 through 2000 in various financial and planning positions, both domestically and internationally. During her years at ARCO, her assignments included Vice President, Finance, Planning and Control of ARCO Alaska, Vice President, Business Development of ARCO’s U.S. exploration and production company (Vastar Resources), and Vice President, Finance, Planning and Control of ARCO British Limited. After leaving ARCO, Ms. Wood served as Vice President and Chief Financial Officer of Motorola’s telecom subsidiary, Propel, Inc., from 2000 to 2001 and Executive Vice President and Chief Financial Officer of Brown-Forman Corporation from 2001 to 2008, becoming Vice Chairman in 2006. She is a member of the boards of Leggett & Platt Corporation, Invesco, Ltd. and Coca-Cola Enterprises, Inc. She was a director of OshKosh B’Gosh, Inc. from 2002 to 2005, where she also served as chair of the Audit Committee. She is a trustee of the University of Louisville, the Gheens Foundation, and the American Printing House for the Blind. She is a former Trustee of Smith College. Ms. Wood earned her Bachelor of Arts degree from Smith College and her M.B.A. from the University of California Los Angeles.

“We are pleased that Larry, Stacy and Phoebe have agreed to join our Board of Directors,” stated Scott D. Sheffield, Pioneer’s Chairman and CEO. “They bring substantial knowledge of our industry with their extensive oil and gas experience. Their strengths complement the expertise currently represented on the board.”

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Source: Pioneer Natural Resources Company
Pioneer Natural Resources
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